EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Wolverine Tube, Inc., for the exchange of Senior Notes due 2008 and 2009 and to the incorporation by reference therein of our report dated February 26, 2004, with respect to the 2003 consolidated financial statements and schedule of Wolverine Tube, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 27, 2006

Birmingham, Alabama